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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C.  20549



                                   FORM  8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934




       Date of Report (Date of earliest event reported): October 16, 1996




                            STONE ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)




DELAWARE                                 1-12074                      72-1235413
(State or other jurisdiction          (Commission               (I.R.S. Employer
of incorporation)                     File Number)        Identification Number)




                           625 E. KALISTE SALOOM ROAD
                           LAFAYETTE, LOUISIANA 70508
                    (Address of Principal Executive Offices)

      Registrant's telephone number, including area code:  (318) 237-0410


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ITEM 5.  OTHER EVENTS


         On October 16, 1996, Stone Energy Corporation (the "Company") announced its estimated proved oil and gas reserves as of August 31, 1996, prepared in accordance with SEC guidelines. The following table sets forth certain comparative summary information from the new estimates and the estimates issued as of December 31, 1995.


                                             August 31,             December 31,           Percentage
                                                1996                    1995                Increase
                                             ----------             ------------           ----------
Present value of estimated future
  pre-tax net cash flows at 10%
  annual discount ($MM)                        $263.5                  $179.7                  47%

Proved oil reserves (MMBbls)                     10.5                     8.0                  31%

Proved gas reserves (Bcf)                       128.9                    81.2                  59%

Total proved reserves in equivalent
  barrels (MMBOE)                                32.0                    21.5                  49%

Average oil price ($/Bbl)                      $21.95                  $19.40                  13%

Average gas price ($/Mcf)                       $2.43                   $2.39                   2%

         The estimated proved reserves attributable to acquisitions closed in August and September 1996, which were verified by an independent engineering firm, are included in these amounts and comprise 27% of the total reserve quantities as of August 31, 1996. During the first eight months of 1996, the Company produced approximately 0.9 million barrels of oil and 7.9 billion cubic feet of gas. Based on the new reserve estimates, the Company's reserve replacement rate for this period was 570%.

         Separately, in September 1996 the Company amended its credit facility with its bank group, which is led by NationsBank of Texas, N.A. The total facility amount of $125 million is comprised of a three-year revolving credit loan and a one-year term loan. Current availability of the facility is $105 million, and the current weighted average interest rate of the facility is 7.9% per annum. As of September 30, 1996 the total outstanding principal balance was $84.6 million and letters of credit totaling $6.6 million had been issued pursuant to the facility.

         The revolver provides for total availability of $80 million with a limitation on total outstanding borrowings based on a borrowing base amount established by the banks for the Company's oil and gas properties, which currently is $60 million. The term loan of $45 million was established to finance the closing of the recent acquisitions and certain development costs incurred during the third quarter of 1996. If the term loan is outstanding on January 31, 1997, the banks have the right to redetermine the borrowing base of the facility which could result in an acceleration of the payments due under the term loan. The Company intends to pursue an underwritten public equity offering during the fourth quarter of 1996 to retire the term loan and to provide capital for the future development of its property base.

        A copy of the amended and restated credit agreement setting forth the terms of the Company's credit facility has been filed as an exhibit hereto and is incorporated herein by reference. The foregoing summary of the terms of the Company's credit facility is qualified in its entirety by reference to such agreement.



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     Certain of the information set forth above with respect to estimated reserves and cash flows is forward-looking in nature. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and the timing of development expenditures, including many factors beyond the control of the producer. The reserve data set forth herein represents only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment and the existence of development plans. As a result, estimates of reserves made by different engineers for the same property will often vary. Results of drilling, testing and production subsequent to the date of an estimate may justify a revision of such estimates. Accordingly, reserve estimates are generally different from the quantities of oil and gas that are ultimately produced. Further, the estimated future net revenues from proved reserves and the present value thereof are based upon certain assumptions, including geological success, prices, future production levels and costs that may not prove to be correct. Predictions about prices and future production levels are subject to great uncertainty, and the meaningfulness of such estimates depends on the accuracy of the assumptions upon which they are based.

Item 7. Financial Statements and Exhibits

        (c) Exhibits:

                99.1 -- Second Amended and Restated Credit Agreement among
                        Stone Energy Corporation, the financial institutions named therein and NationsBank of Texas, N.A., as Agent, dated as of September 26, 1996.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.


                                      STONE ENERGY CORPORATION



Date:    October 16, 1996             /s/ MICHAEL L. FINCH
                                      ------------------------------------------
                                      Michael L. Finch
                                      Executive Vice-President and
                                      Chief Financial Officer



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                                EXHIBIT INDEX


          99.1 -- Second Amended and Restated Credit Agreement among Stone Energy Corporation, the financial institutions named therein and NationsBank of Texas, N.A., as Agent, dated as of September 26, 1996.